Exhibit (a)(1)(i)

TORTOISE MIDSTREAM ENERGY FUND, INC.
6363 COLLEGE BOULEVARD, SUITE 100A
OVERLAND PARK, KANSAS 66211

October 2, 2023

Dear Stockholder:

The Fund is hereby commencing its purchase offer under which the Fund is offering to purchase up to 5% of the Fund’s outstanding shares. The offer to purchase is for cash at a price equal to 98% of the Fund’s net asset value as of the close of regular trading on the New York Stock Exchange on November 1, 2023 or such later date to which the offer to purchase is extended, the Expiration Date, upon the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”). If you are not interested in selling any of your shares at this time, you do not need to do anything.

The deadline for participating in the Offer is the Expiration Date. Stockholders who choose to participate in the Offer can expect to receive payment for the shares repurchased on or about November 8, 2023, if the Offer is not extended beyond November 1, 2023.

The Fund’s common stock has at times traded at a premium to the Fund’s net asset value per share. It may not be in a stockholder’s interest to tender shares in connection with the Offer if the Fund’s common stock is trading at a premium. The market price of the Fund’s common stock can and does fluctuate. Accordingly, on the Expiration Date, the market price of the Fund’s common stock may be above or below the Fund’s net asset value per share.

As of September 25, 2023, the Fund’s net asset value per share was $42.13, and 5,360,842 shares were issued and outstanding. The Fund computes its net asset value on a daily basis. The Fund’s net asset value and the closing price of the Fund’s common stock on the New York Stock Exchange may be obtained from our website at cef.tortoiseecofin.com or by contacting Georgeson LLC, the Fund’s Information Agent, toll free at 1-888-666-2580.

Neither the Fund, the Investment Manager nor the Fund’s Board of Directors is making any recommendation to any stockholder whether to tender or refrain from tendering shares in the Offer. The Fund and the Board of Directors urge each stockholder to read and evaluate the Offer and related materials carefully and make his or her own decision. Questions, requests for assistance and requests for additional copies of this Offer to Purchase and related materials should be directed to Georgeson LLC toll free at 1-888-666-2580.

Sincerely,

P. BRADLEY ADAMS
Chief Executive Officer
TORTOISE MIDSTREAM ENERGY FUND, INC.

OFFER TO PURCHASE

________________________

OFFER BY
TORTOISE MIDSTREAM ENERGY FUND, INC.
TO PURCHASE UP TO 5%
OF ITS ISSUED AND OUTSTANDING
SHARES OF COMMON STOCK

________________________

THIS OFFER TO PURCHASE WILL EXPIRE ON NOVEMBER 1, 2023
AT 5:00 P.M., NEW YORK CITY TIME UNLESS THE OFFER TO PURCHASE IS
EXTENDED

________________________

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH TOGETHER CONSTITUTE THE “OFFER”) ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TORTOISE MIDSTREAM ENERGY FUND, INC.

October 2, 2023

i

SUMMARY TERM SHEET

SECURITIES SOUGHT:	Up to 5% of the outstanding shares of common stock of the Fund
PRICE OFFERED PER SHARE:	98% of the net asset value (“NAV”) of the shares of the Fund’s common stock
SCHEDULED EXPIRATION TIME & DATE:	November 1, 2023 at 5:00 PM New York City Time
PURCHASER:	Tortoise Midstream Energy Fund, Inc.

This Summary Term Sheet highlights certain information in this Offer to Purchase for a Stockholder (as defined herein). To understand the Offer (as defined herein) fully and for a more complete description of the terms of the Offer, please read carefully the entire Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”) in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer.

What and how many securities is Tortoise Midstream Energy Fund, Inc. (the “Fund”) offering to purchase?

The Board of Directors of the Fund has authorized the Fund to conduct a cash tender offer to purchase up to 5% or 268,042 (the “Offer Amount”) of its outstanding shares of common stock (“Shares”). If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the date the Offer expires, the Fund will purchase the Offer Amount on a pro rata basis. Shareholders cannot be assured that all of their tendered Shares will be repurchased. For more information see Section 1, “Number of Shares,” Section 2, “Price” and Section 14, “Extension of Tender Period; Termination; Amendments.”

How much and in what form will the Fund pay me for my Shares?

The Fund will pay cash for Shares purchased pursuant to the Offer, less any applicable withholding taxes. The purchase price will equal 98% of the NAV per Share as of the close of regular trading on the New York Stock Exchange (“NYSE”) as of the day the Offer expires (or if the Offer is extended, on the date to which the Offer is extended), upon the terms and subject to the conditions set forth in the Offer.

The Shares are traded on the NYSE under the ticker symbol “NTG.” As of September 25, 2023, the closing price as of the close of the regular trading session of the NYSE was $35.17 per Share. The Fund normally calculates the NAV of its Shares daily at the close of regular trading on the NYSE. On September 25, 2023, the NAV was $42.13. During the pendency of the Offer, current NAV quotations can be obtained from our website at cef.tortoiseecofin.com or from Georgeson LLC, the information agent for the Offer (“Information Agent”) at 1-888-666-2580. For more information see Section 2, “Price” and Section 7, “Acceptance for Payment and Payment.”

When does the Offer expire? Can the Fund extend the Offer, and if so, when will the Fund announce the extension?

•        The Offer expires on November 1, 2023 at 5:00 p.m., New York City Time, unless the Fund extends the Offer. The later of November 1, 2023 and the latest time or date to which the Offer is extended is hereinafter called the “Expiration Date.”

•        The Fund may extend the Offer period at any time. If it does, the Fund will determine the purchase price as of the close of regular trading on the NYSE as of the new Expiration Date.

•        If the Offer period is extended, the Fund will make a public announcement of the extension no later than 9:00 a.m. New York City Time on the next business day following the previously scheduled Expiration Date.

If you hold your Shares directly, you have until the Expiration Date to decide whether to tender your Shares in the Offer. If you want to tender your Shares, but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date of the Offer, you will not be able to tender your Shares. This can occur, for example, if you purchased Shares at, or within one or two days of, the Expiration

Date, not allowing sufficient time for such purchase transaction to settle. There are guaranteed delivery procedures available under the terms of the Offer as an alternative delivery mechanism. If you hold your Shares through a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), you should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Shares and provide to such Nominee Holder any other required materials. For more information see Section 5, “Procedure for Tendering Shares” and Section 14, “Extension of Tender Period; Termination; Amendments.”

What if more than 5% of the outstanding Shares are tendered (and not timely withdrawn)?

The Fund will purchase duly tendered Shares from tendering stockholders pursuant to the terms and conditions of the Offer on a pro rata basis (disregarding fractions) in accordance with the number of Shares tendered by each Stockholder (and not properly withdrawn), unless the Fund determines not to purchase any Shares in the event that the conditions described in Section 8 of this Offer to Purchase are present. The Fund’s present intention, if the Offer is oversubscribed, is not to purchase more than 5% of the outstanding Shares. For more information see Section 1, “Number of Shares.”

Must I tender all of my Shares for repurchase?

No. You may tender for repurchase all or part of the Shares you own.

Will I have to pay any fees or commissions on Shares I tender?

No fees or commissions will be payable to the Fund in connection with the Offer. However, brokers, dealers, or other persons may charge Shareholders a fee for submitting tenders into the Offer. Shareholders may be obligated to pay transfer taxes on the purchase of Shares by the Fund and other transaction costs. Please contact your bank, broker, or nominee for more details. For more information see Section 2, “Price,” Section 7, “Acceptance for Payment and Payment” and Section 12, “Certain Fees and Expenses.”

How will the Fund pay for the Offer? / Does the Fund have the financial resources to pay me for my Shares?

Yes. Funds obtained from cash, liquid securities in the Fund’s investment portfolio or borrowings will be used to finance the purchase of any tendered shares. For more information see Section 4, “Effect of the Offer; Source and Amount of Funds.”

If Shares I tender are accepted by the Fund, when will payment be made?

Payment for tendered Shares, if accepted, will be made promptly after the termination date of the Offer.

How do I tender my Shares?

If your Shares are registered in the name of a Nominee Holder, you should contact that firm if you wish to tender your Shares.

All other Shareholders wishing to participate in the Offer must, prior to the date and time the Offer expires, complete and execute a Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials to the Depositary at its address set forth on the last page of this Offer to Purchase. If you hold certificates for Shares, you must send the certificates to the Depositary at its address set forth on the last page of this Offer to Purchase. If your Shares are held in book-entry form, you must comply with the book-entry delivery procedure set forth in Section 5 of this Offer to Purchase. In all these cases, the Depositary must receive these materials prior to the date and time the Offer expires.

The Fund’s transfer agent holds Shares in uncertificated form for certain Shareholders pursuant to the Fund’s dividend reinvestment and cash purchase plan. When a Shareholder tenders share certificates, the Depositary will accept any of the Shareholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the Shareholder’s certificated Shares. For more information see Section 5, “Procedure for Tendering Shares.”

Until what time can I withdraw tendered Shares?

You may withdraw your tendered Shares at any time prior to the Expiration Date, and if the Shares have not by then been accepted for payment by the Fund, at any time after December 1, 2023. Otherwise, after the Expiration Date, tenders made pursuant to the Offer will be irrevocable.

Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 5 of this Offer to Purchase at any time before the Expiration Date. For more information see Section 6, “Withdrawal or Modification of Tender of Shares for Purchase.”

How do I withdraw tendered Shares?

If you desire to withdraw tendered Shares, you should either:

•        Give proper written notice to the Depositary; or

•        If your Shares are held of record in the name of a Nominee Holder, contact that firm to withdraw your tendered Shares.

For more information see Section 6, “Withdrawal or Modification of Tender of Shares for Purchase.”

What are the tax consequences of tendering Common Shares?

The receipt of cash for Shares pursuant to the Offer by a U.S. shareholder other than a Shareholder exempt from tax or investing through a tax-advantaged arrangement generally will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, the sale of your Shares for cash generally will be treated either as (1) a sale or exchange of the Shares, or (2) a distribution with respect to the Shares that is treated in whole or in part as taxable dividend. Each Shareholder should consult its tax adviser as to the tax consequences of tendering its Common Shares in the Offer. For more information see Section 15, “Certain Federal Income Tax Consequences.”

What is the purpose of the Offer?

The Offer will permit tendering Stockholders to liquidate at least a portion of their Shares at approximately 98% of NAV, while preserving the Fund as an investment vehicle for total return for the remaining non-tendering Stockholders. In approving the Offer, the Board of Directors (“Board”) of the Fund considered a number of factors, including: the economic condition of the investment markets; that the Offer could provide an opportunity for Stockholders to achieve partial liquidity at close to NAV; that the Offer could enable Stockholders to tender a portion of their Shares at a price that is greater than what they could realize in the secondary market at that time; that the Offer is expected to have an accretive impact to NAV for Stockholders who remain invested in the Fund; that the Offer may assist in narrowing the discount to NAV at which the Shares trade; and that the Tortoise Capital Advisors, L.L.C. (the “Investment Manager”) recommended the Offer to the Board.

After considering the totality of the factors listed in this paragraph and other factors, none of which standing on its own was dispositive, the Board determined to authorize this Offer. There is no guarantee that the Offer will be accretive to the Fund’s NAV. There can be no assurance that this Offer will have the effect of narrowing the discount or that any reduction in the discount will be sustained following the expiration of the Offer. Any Shares acquired by the Fund pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Fund without further Stockholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

Please bear in mind that none of the Fund, its Board, nor the Investment Manager has made any recommendation as to whether or not you should tender your Shares. Stockholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender. For more information see Section 3, “Purpose of the Offer.”

What are the most significant conditions of the Offer?

The Fund will not accept Shares tendered for payment under any one of the following circumstances that, in the view of the Board, would make it inadvisable to proceed with the Offer, purchase or payment. The following is only a summary of the conditions. For a complete list of the conditions of the Offer, please see Section 8, “Certain Conditions of the Offer.”

•        The Fund would be required to sell a greater amount of portfolio securities to fund the Offer than the Fund would be able to sell in an orderly manner or such sale would have an adverse effect on the NAV of the Fund to the detriment of those Stockholders who do not tender their Shares.

•        The offer could impair compliance with U.S. Securities and Exchange Commission or Internal Revenue Service requirements.

•        Trading generally or prices on the NYSE or National Association of Securities Dealers Automated Quotation System are suspended or limited.

•        The purchase of Shares in the offer would result in the delisting of the Shares from the NYSE.

•        In the Board’s judgment, there is a material legal action or proceeding instituted or threatened, challenging the offer or otherwise potentially materially adversely affecting the Fund.

•        Certain circumstances exist beyond the Fund’s control, including limitations imposed by federal or state authorities on the extension of credit by lenders or where banks have suspended payment.

•        In the Board’s judgment, the Fund or its Stockholders might be adversely affected if Shares were purchased in the offer.

•        The Board determines that the purchase of Shares might be a breach of its fiduciary duty.

If I decide not to tender, how will the Offer affect my Shares?

If you do not tender your Shares (or if you own Shares following completion of the Offer), your percentage ownership interest in the Fund will increase after the completion of the Offer and you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Shares. These risks may include greater volatility due to a decreased asset base and proportionately higher expenses, as well as the possibility of receiving additional taxable capital gains on the distributions from the sale of portfolio securities to pay for tendered Shares. The reduced assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased and may have an adverse effect on the Fund’s expense ratio and investment performance. For more information see Section 4, “Effect of the Offer; Source and Amount of Funds” and Section 12, “Certain Fees and Expenses.”

What action need I take if I decide not to tender my Shares?

None.

Whom do I contact if I have questions about the Offer?

If you own Shares through a broker or other Nominee Holder, you can call your broker or other Nominee Holder. You can also contact Georgeson LLC, the Information Agent, at 1-888-666-2580, Monday through Friday, 9 a.m. to 5 p.m., New York City Time.

v

To the Stockholders of Tortoise Midstream Energy Fund, Inc.:

1. Number of Shares.    Tortoise Midstream Energy Fund, Inc. (the “Fund”), a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company, hereby offers to purchase up to 5% of the issued and outstanding shares of common stock in the Fund (the “Shares”) as of October 2, 2023 (the “Offer Amount”), which are tendered and not withdrawn prior to 5:00 p.m., New York City Time, on November 1, 2023 or such later date to which the Offer is extended (the “Expiration Date”).

This Offer is being made to all stockholders of the Fund (“Stockholders”) and is not conditioned upon any minimum number of Shares being tendered. NEITHER THE FUND, ITS BOARD OF DIRECTORS (THE “BOARD”) NOR THE INVESTMENT MANAGER IS MAKING ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES IN THE OFFER. The Fund and the Board urge each Stockholder to read and evaluate the Offer and related materials carefully and make his or her own decision.

If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. If more Shares than the Offer Amount are duly tendered and not withdrawn prior to the Expiration Date, the Fund will purchase the Offer Amount of Shares on a pro rata basis.

As of September 25, 2023, 5,360,842 Shares were issued and outstanding. The Fund does not anticipate that the number of Shares as of the Expiration Date will be materially different.

2. Price.    The offer is to purchase Shares in exchange for cash at a price equal to ninety eight percent (98%) of the net asset value (“NAV”) per Share (the “Purchase Price”) determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”) on the Expiration Date.

On the Expiration Date, the market price of the Shares may be above or below the Fund’s NAV per Share.

Stockholders can obtain the daily NAV of the Shares and daily NYSE closing price of the Shares on our website at cef.tortoiseecofin.com or by calling Georgeson LLC toll free at 1-888-666-2580.

The Shares are listed on the NYSE under the symbol “NTG.” On September 25, 2023, the closing price on the NYSE was $35.17 per Share.

3. Purpose of the Offer.    As with many closed-end investment companies, the trading price of the Shares on the NYSE has historically been at a discount to, i.e., lower than, the NAV of the Shares. The Offer will permit tendering Stockholders to liquidate at least a portion of their Shares at approximately 98% of NAV, while preserving the Fund as an investment vehicle for total return for the remaining non-tendering Stockholders. In approving the Offer, the Board of Directors (“Board”) of the Fund considered a number of factors, including: the economic condition of the investment markets; that the Offer could provide an opportunity for Stockholders to achieve partial liquidity at close to NAV; that the Offer could enable Stockholders to tender a portion of their Shares at a price that is greater than what they could realize in the secondary market at that time; that the Offer is expected to have an accretive impact to NAV for Stockholders who remain invested in the Fund; that the Offer may assist in narrowing the discount to NAV at which the Shares trade; and that the Investment Manager recommended the Offer to the Board.

After considering the totality of the factors listed in this paragraph and other factors, none of which standing on its own was dispositive, the Board determined to authorize this Offer. There is no guarantee that the Offer will be accretive to the Fund’s NAV.

There can be no assurance, however, that this Offer will have the effect of narrowing the discount or that any reduction in the discount will be sustained following the expiration of the Offer. Any Shares acquired by the Fund pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Fund without further Stockholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

NONE OF THE FUND, ITS BOARD OR THE INVESTMENT MANAGER MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ANY OR ALL OF SUCH STOCKHOLDER’S SHARES. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS, AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

4. Effect of the Offer; Source and Amount of Funds.    The actual cost to the Fund of the Offer cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the Expiration Date. If the NAV per Share on the Expiration Date is the same as the NAV per Share on September 25, 2023 ($42.13 per Share), and if 5% of the outstanding Shares are purchased pursuant to the Offer, the cost to the Fund (excluding expenses) would be $11,066,757.27.

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained from cash, liquid securities in the Fund’s investment portfolio or borrowings on the credit facility.

The Fund is a party to a credit agreement (the “Credit Agreement”) with U.S. Bank (lending syndicate agent), and certain other banks to borrow up to a limit of $35 million pursuant to a 364-day unsecured revolving line of credit. Interest is charged at a spread above the Secured Overnight Financing Rate and is payable monthly. The Fund is required to maintain certain net asset levels during the term of the Credit Agreement.

The Offer may have certain adverse consequences for tendering and non-tendering Stockholders:

Effect on NAV and Consideration Received by Tendering Stockholders.    To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund or from the Fund’s credit arrangements. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the over-supply of portfolio securities for sale could cause market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, to decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined on the Expiration Date, if such a decline continued to the Expiration Date, the consideration received by tendering Stockholders would be less than it otherwise might be. In addition, a sale of portfolio securities will cause increased transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities that are less than the valuations of such securities by the Fund. Accordingly, because of the Offer, the NAV per Share may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Stockholders, and also reducing the NAV for non-tendering Stockholders. However, because the Offer price is for 98% of the NAV of the Shares, the purchase of Shares tendered in and of itself would be somewhat accretive to the NAV of Shares outstanding following completion of the Offer.

The Fund may sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. This larger cash position may interfere with the Fund’s ability to meet its investment objective. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. Because the Fund will not know the number of Shares tendered, or the NAV on which the tender price is based, until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Shares. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities or increase its borrowing under its current credit arrangement to raise sufficient cash.

Possible Proration:    If greater than 5% of the Fund’s Shares are tendered pursuant to the Offer, the Fund would be required to purchase Shares tendered on a pro rata basis, subject to certain exceptions described in Section 1, “Number of Shares.” Accordingly, Stockholders cannot be assured that all of their tendered Shares will be purchased.

Recognition of Capital Gains:    As noted, the Fund may be required to sell portfolio securities pursuant to the Offer, in which event it might recognize capital gains. The Fund expects that it would distribute any such gains to Stockholders (reduced by net capital losses realized during the fiscal year, if any) following the end of its fiscal year on November 30. This recognition and distribution of gains, if any, would have two negative consequences: first, Stockholders at the time of declaration of the distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly realizing and recognizing additional capital gains. It is impossible to predict the amount of capital gains or losses that would be realized and recognized. In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Stockholders at ordinary income rates.

Tax Consequences of Purchases to Stockholders:    The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Stockholders and may have tax consequences for non-tendering Stockholders. See Section 15, “Certain Federal Income Tax Consequences,” below.

Effect on Remaining Stockholders, Higher Expense Ratio and Less Investment Flexibility:    The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering Stockholders. All Stockholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification, potentially greater exposure to leverage, and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares purchased, and may have an adverse effect on the Fund’s investment performance.

5. Procedure for Tendering Shares.    The Fund has retained Computershare Inc. and its wholly owned subsidiary Computershare Trust Company, N.A. (together “Computershare”) to act as Depositary for purposes of this Offer (the “Depositary”). Stockholders may tender some or all of their Shares by delivering or mailing a Letter of Transmittal or facsimile thereof (together with certificates and other required documents) to the Depositary at the appropriate address set forth at the end of this Offer or by following the procedures for book-entry delivery set forth below (and causing a confirmation of receipt of such delivery to be received by the Depositary). In lieu of the foregoing, tendering Stockholders can comply with the guaranteed delivery procedures set forth below.

To tender Shares properly, the certificates for Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depositary at the appropriate address set forth at the end of this Offer, except as otherwise provided below in this Section. Letters of Transmittal and certificates representing tendered Shares should NOT be sent or delivered directly to the Fund. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Shares.

Signatures on all Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office, branch or agency in the United States (each being hereinafter referred to as an “Eligible Institution”), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to a person other than the registered owner of the certificates surrendered, then the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid. See Instruction 6 of the Letter of Transmittal.

The Fund’s transfer agent holds Shares in uncertificated form for certain Stockholders pursuant to the Fund’s dividend reinvestment plan. Stockholders may tender all such uncertificated Shares by completing the appropriate section in the Letter of Transmittal or Notice of Guaranteed Delivery. There may be tax consequences to a tendering Stockholder who tenders less than all Shares he or she owns. See Section 15, “Certain Federal Income Tax Consequences,” below.

The Depositary will establish accounts with respect to the Shares at the Depository Trust Company (“DTC”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make delivery of tendered Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Shares may be effected through transfer into the Depositary’s account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantee and any other required documents, must, in any case, be transmitted to and received by the Depositary at the appropriate address set forth at the end of this Offer to Purchase before the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

If certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Expiration Date, Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

(a)     such tenders are made by or through an Eligible Institution; and

(b)    the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered either by mail or email); and

(c)     the certificates for all tendered Shares, or book-entry confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, are received by the Depositary within two NYSE trading days after receipt by the Depositary of such Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF THE CERTIFICATES REPRESENTING SHARES, LETTER OF TRANSMITTAL, AND ANY OTHER DOCUMENTS IS AT THE OPTION AND RISK OF THE STOCKHOLDER. IF THE STOCKHOLDER WISHES TO DELIVER BY MAIL, WE RECOMMEND THE USE OF INSURED REGISTERED MAIL, RETURN RECEIPT REQUESTED. THE STOCKHOLDER HAS THE RESPONSIBILITY TO CAUSE THE CERTIFICATES, LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS TO BE TIMELY DELIVERED.

TO PREVENT BACKUP WITHHOLDING ON PAYMENTS MADE FOR THE PURCHASE OF SHARES PURSUANT TO THE OFFER, EACH INDIVIDUAL STOCKHOLDER (AND CERTAIN OTHER NONCORPORATE STOCKHOLDERS) MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL (EVEN IF SUCH STOCKHOLDER HAS PREVIOUSLY COMPLETED SUCH A FORM). CERTAIN STOCKHOLDERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES MAY SATISFY THIS REQUIREMENT BY PROVIDING A CERTIFICATE OF FOREIGN STATUS (GENERALLY, AN INTERNAL REVENUE SERVICE FORM W-8BEN) TO THE DEPOSITARY IN LIEU OF THE SUBSTITUTE FORM W-9. SEE SECTION 15, “CERTAIN FEDERAL INCOME TAX CONSEQUENCES,” BELOW AND INSTRUCTION 11 OF THE LETTER OF TRANSMITTAL.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Shares tendered will be determined by the Fund, which determination shall be final and binding. The Fund reserves the absolute right (i) to reject any and all tenders not in proper form or the payment for which would, in the opinion of the Fund’s counsel, be unlawful and (ii) to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. The Fund’s determination of any defect or irregularity in the tender of any Shares and its interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final. None of the Fund, the Information Agent, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in tenders, and none shall incur any liability for failure to give such notification.

6. Withdrawal or Modification of Tender of Shares for Purchase.    Shares tendered pursuant to the Offer may be withdrawn or you may change the number of Shares tendered for purchase at any time prior to the Expiration Date, and if the Shares have not by then been accepted for payment by the Fund, at any time after December 1, 2023. After the Expiration Date, tenders made pursuant to the Offer will be irrevocable.

To be effective, a written or emailed notice of withdrawal or notice of modification, as applicable, must be timely received by the Depositary. Such notice must specify the name of the person who executed the particular Letter of Transmittal or Notice of Guaranteed Delivery, the number of Shares to be withdrawn or the modified number of Shares to be tendered and, if certificates have been delivered or otherwise identified to the Depositary, the name of the holder of record and the serial numbers of the certificates representing such Shares. If Shares have been delivered pursuant to the procedure for book- entry delivery as set forth in Section 5, “Procedure for Tendering Shares,” any notice of withdrawal or notice of modification, as applicable, also must specify the name and the number of the account at DTC to be debited or credited with such Shares (which must be the same name and number from which the Shares were tendered), and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including time of receipt, of notices of withdrawal or notices of modification, as applicable, will be determined by the Fund, in its sole discretion, whose determination will be final and binding. None of the Fund, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or notice of modification, as applicable, or to incur any liability for failure to give any such notification. Any Shares timely and properly withdrawn will be deemed not duly tendered for purposes of the Offer.

7. Acceptance for Payment and Payment.    Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay for, Shares validly tendered on or before the Expiration Date and not properly withdrawn in accordance with Section 6, “Withdrawal or Modification of Tender of Shares for Purchase,” as soon as practicable after the Expiration Date. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply in whole or in part with any applicable law.

The per-Share consideration paid to any Stockholder pursuant to the Offer will be the highest per-Share consideration paid to any other Stockholder during the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such shares (or confirmation of the book-entry transfer of such shares), a properly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Fund will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Fund and not withdrawn, if, as and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Stockholders for purposes of receiving payment from the Fund and transmitting payment to the tendering Stockholders. Under no circumstances will the Fund pay interest on the purchase price of the Shares to be paid by the Fund, regardless of any delay in making such payment. If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid for because of an invalid tender, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering Stockholder, as soon as practicable following expiration or withdrawal of the Offer. Shares delivered by book-entry transfer into the Depositary’s account at DTC as described in Section 5, “Procedure for Tendering Shares,” which are to be returned will be credited to an account maintained within DTC. Shares which are to be returned and which were held in uncertificated form by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.

If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under this Offer, the Depositary may, nevertheless, on behalf of the Fund, retain tendered Shares, and such shares may not be withdrawn unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in Section 6, “Withdrawal or Modification of Tender of Shares for Purchase.”

Tendering Stockholders will not be obligated to pay brokerage commissions, fees or, except in the circumstances described in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund.

8. Certain Conditions of the Offer.    Notwithstanding any other provision of the Offer, the Fund will not accept tenders or effect purchases if: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s Shares from the NYSE (the NYSE Listed Company Manual provides that the NYSE would promptly initiate suspension and delisting procedures with respect to closed-end funds if the average global market capitalization of the entity over thirty consecutive trading days is below $50,000,000); (b) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of Stockholders who receive distributions from the Fund); or (c) result in a failure to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) the amount of Shares tendered would require liquidation of such a substantial portion of the Fund’s portfolio securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering Stockholders;

(3) there is any (a) in the Board’s’ judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market System; (c) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (f) in the Board’s judgment, other event or condition which would have a material adverse effect on the Fund or its Stockholders if tendered Shares were purchased; or (4) the Board determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its Stockholders. The Board may modify these conditions in light of experience.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 14, “Extension of Tender Period; Termination; Amendments.” In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 14, “Extension of Tender Period; Termination; Amendments.”

9. NAV and Market Price.    The Shares currently trade on the NYSE under the symbol “NTG” The following table sets forth, on a quarterly basis, the high and low NAVs of the Shares and the high and low intraday sale prices of the Shares for each calendar quarter during the two years ended August 31, 2023.

	NAV		Market Price*
	High	Low	High	Low
September 1, 2021 to November 30, 2021	$42.64	$34.96	$33.78	$27.41
December 1, 2021 to February 28, 2022	$42.72	$35.50	$35.26	$28.61
March 1, 2022 to May 31, 2022	$48.44	$41.69	$40.31	$33.53
June 1, 2022 to August 31, 2022	$49.19	$37.75	$39.76	$29.91
September 1, 2022 to November 30, 2022	$46.20	$37.49	$38.32	$30.70
December 1, 2022 to February 28, 2023	$46.12	$41.31	$37.96	$33.66
March 1, 2023 to May 31, 2023	$43.13	$37.32	$36.24	$30.50
June 1, 2023 to August 31, 2023	$42.99	$37.99	$36.64	$31.82

____________

*        As reported on the NYSE.

The NAV per Share computed as of the close of business on September 25, 2023 was $42.13. On September 25, 2023, the high, low and closing prices of the Shares as reported on the NYSE were $35.46, $34.93 and $35.17, respectively.

10. Information With Respect to the Fund and the Fund’s Investment Manager.    The Fund is a closed-end, non- diversified management investment company organized as a Maryland corporation. The Shares were first offered to the public on July 27, 2010. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a stockholder and does not continuously offer its shares for sale to the public.

Tortoise Capital Advisors, L.L.C. (“Tortoise”) serves as the Fund’s Investment Manager. Tortoise is a limited liability company organized under the laws of Delaware on October 4, 2002 and a registered investment adviser under the Investment Advisers Act of 1940. Tortoise has served as the Fund’s Investment Manager since July 27, 2010. The principal business address of Tortoise is 6363 College Boulevard, Suite 100A, Overland Park, KS 66211.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.    The members of the Fund’s Board of Directors (the “Board of Directors”) are Rand Berney, H. Kevin Birzer, Conrad Ciccotello, Alexandra Herger and Jennifer Paquette. The executive officers of the Fund are P. Bradley Adams, Chief Executive Officer, Courtney Gengler, Principal Financial Officer and Treasurer, Matthew Sallee,

President, Shobana Gopal, Vice President, Diane Bono, Chief Compliance Officer and Secretary, and Sean Wickliffe, Vice President and Assistant Treasurer. The address of each member of the Board of Directors and each executive officer of the Fund is c/o Tortoise Midstream Energy Fund, Inc., 6363 College Boulevard, Suite 100A, Overland Park, Kansas 66211, and the telephone number of each member of the Board of Directors and executive officer is 913-981-1020. Based on the number of Shares outstanding as of the August 31, 2023, the following persons (the named individuals being the Directors and executive officers of the Fund) own the number of Shares indicated in the below table:

Person	Number of Shares		Beneficial Ownership (%)
Rand Berney	818.28	(1)	*
H. Kevin Birzer	2,260.00		*
Conrad Ciccotello	1,812.48		*
Alexandra Herger	250.00		*
Jennifer Paquette	251.00		*
P. Bradley Adams	766.26		*
Courtney Gengler	0.00		*
Matthew Sallee	1,112.00		*
Shobana Gopal	159.75	(2)	*
Diane Bono	0.00		*
Sean Wickliffe	0.00		*

____________

*        Indicates less than 1%.

(1)      All shares are held in a revocable trust, of which Mr. Berney and his wife are co-trustees and share voting and investment power with respect to the shares.

(2)      All shares are held jointly with her husband.

Based upon the Fund’s records and upon information provided to the Fund by its directors, executive officers and affiliates (as such term is used in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), neither the Fund nor, to the best of the Fund’s knowledge, any of the directors or executive officers of the Fund, nor any associates (as such term is used in Rule 12b-2 under the Exchange Act) of any of the foregoing, has effected any transactions in Shares during the sixty business day period prior to the date hereof (excluding automatic dividend reinvestment plan transactions).

Except as set forth in this Offer to Purchase, neither the Fund nor, to the best of the Fund’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any Shares (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). The Fund will not purchase any securities from any officer, director, or affiliate of the Fund pursuant to this Offer to Purchase.

Tortoise Capital Advisors, L.L.C. serves as Investment Manager (the “Advisor”) to the Fund pursuant to an investment management agreement. Under the investment management agreement, the Advisor provides investment advisory services to the Fund for an annual fee in an amount equal to 0.95% of the average monthly “Managed Assets” of the Company. “Managed Assets” means the total assets of the Company (including any assets attributable to any leverage that may be outstanding but excluding any net deferred tax assets) minus the sum of accrued liabilities (other than net deferred tax liabilities, debt representing financial leverage and the aggregate liquidation preference of any outstanding preferred shares).

The Fund also is a party to certain other service agreements. The Fund is a party to a Fund Accounting Servicing Agreement with U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services (“USBFS”) under which USBFS provides fund accounting services to the Fund. The Fund is a party to a Fund Administration Servicing Agreement with USBFS under which USBFS provides administration services to the Fund. U.S. Bank, N.A. serves as custodian for the Fund’s portfolio securities pursuant to the Custody Agreement entered into with the Fund. The Fund is a party to a transfer agency agreement with Computershare, pursuant to which Computershare acts as transfer agent, dividend disbursing agent and registrar for the Fund. The Fund has entered into a Credit Agreement with U.S. Bank N.A. pursuant to which the Fund may borrow money from U.S. Bank N.A. The amounts paid by the Fund under these service agreements are disclosed in the Fund’s financial statements, which can be found in the Fund’s annual and semiannual reports.

12. Certain Fees and Expenses.    The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained Computershare to act as Depositary and Georgeson LLC to act as Information Agent. The Depositary and the Information Agent will each receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses and indemnified against certain liabilities.

13. Miscellaneous.    The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any state or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the U.S. Securities and Exchange Commission (the “Commission”) relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission. Such reports and other information are available free of charge on the Commission’s website (sec.gov) or through the Fund’s web site at cef.tortoiseecofin.com.

14. Extension of Tender Period; Termination; Amendments.    The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV for the Shares tendered will be computed as of the close of ordinary trading on the NYSE on the Expiration Date, as extended. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Shares or, subject to applicable law, postpone payment for Shares upon the occurrence of any of the conditions specified in Section 8, “Certain Conditions of the Offer”; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m. New York City time not later than the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-1(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Shares, or the Fund increases or decreases the number of Shares being sought and (ii) the Expiration Date is less than ten business days away, then the Expiration Date will be extended at least ten business days from the date of the notice.

15. Certain Federal Income Tax Consequences.    The following discussion describes certain U.S. federal income tax consequences of tendering Shares in the Offer. Except where noted, it deals only with Shares held as capital assets and does not deal with Stockholders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, insurance companies, financial institutions, tax- exempt entities, regulated investment companies, real estate investment trusts, partnerships or other pass through entities, U.S. expatriates, persons liable for the alternative minimum tax, persons holding Shares as a part of a hedging, conversion or constructive sale transaction or a straddle or U.S. Stockholders (as defined below) whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in the Offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

As used herein, a U.S. Stockholder means a Stockholder that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Stockholder” is a Stockholder (other than a partnership) that is not a U.S. Stockholder.

An exchange of Shares for cash in the Offer by U.S. Stockholders will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, the U.S. Stockholder will, depending on such U.S. Stockholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Fund. Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a sale or exchange if the receipt of cash by the Stockholder: (a) results in a complete termination of the Stockholder’s interest in the Fund, (b) results in a substantially disproportionate redemption with respect to the Stockholder, or (c) is not essentially equivalent to a dividend with respect to the Stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for sale or exchange treatment is met, a U.S. Stockholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Stockholder’s adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Shares have been held for more than one year. If, however, a U.S. Stockholder has held Shares for six months or less, any loss recognized upon the exchange will be treated as a long-term capital loss to the extent of any capital gain dividends received (or amounts credited as undistributed capital gains) with respect to such Shares. The maximum tax rate applicable to net capital gains recognized by individuals and other non-corporate taxpayers is currently (i) the same as the applicable ordinary income rate for capital assets held for one year or less (i.e., short-term capital gains) or (ii) 0%, 15% or 20% for capital assets held for more than one year (i.e., long-term capital gains), depending on taxable income and filing status.

If the requirements of Section 302(b) of the Code are not met, amounts received by a U.S. Stockholder who sells Shares pursuant to the Offer will be taxable to the U.S. Stockholder as a dividend to the extent of such U.S. Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits. To the extent that amounts received exceed such U.S. Stockholder’s allocable share of the Fund’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Stockholder’s Shares, and any amounts in excess of the U.S. Stockholder’s adjusted basis will constitute taxable gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such U.S. Stockholder.

If the payment for any purchase of Shares pursuant to the Offer is treated as a taxable dividend to the selling Stockholder rather than as an exchange, the other Stockholders, including the non-tendering Stockholders, could be deemed to have received taxable stock distributions under certain circumstances. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.

Non-U.S. Stockholders.    The Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Stockholder or his or her agent for any Shares purchased pursuant to the Offer unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Stockholder must deliver to the Depositary before the payment a properly completed and executed Internal Revenue Service (“IRS”) Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8ECI. The Depositary will determine a shareowner’s status as a Non-U.S. Stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8BEN or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Stock- holder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareowner meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” test described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Stockholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Backup Withholding.    See Section 11 of the Letter of Transmittal with respect to the application of backup withholding on payments made to Stockholders.

The tax discussion set forth above is included for general information only. Each shareowner is urged to consult such owner’s own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

* * * * *

Questions, requests for assistance and requests for additional copies of this Offer to Purchase and related materials should be directed to Georgeson LLC toll free at 1-888-666-2580.

Tortoise Midstream Energy Fund, Inc.

The Letter of Transmittal and certificates for your Shares should be sent by you, your broker, dealer, commercial bank or trust company to the Depositary as set forth below.

The Depositary for the Offer to Purchase is:

COMPUTERSHARE INC. AND COMPUTERSHARE
TRUST COMPANY, N.A.

By First Class Mail:	By Registered, Certified, Express Mail or Overnight Courier:
Computershare Shareholder Services, Inc. Attn: Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Shareholder Services, Inc. Attn: Voluntary Corporate Actions Suite V 150 Royall Street Canton, MA 02021

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other documents may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer to Purchase is:

GEORGESON LLC
1290 Avenue of the Americas, 9th Floor,
New York, NY 10104
1-888-666-2580